                                                                   EXHIBIT 12

                                            Pacific Telecom, Inc.
                              Computation of Ratio of Earnings to Fixed Charges
                                        (Dollar amounts in millions)

                                            Three
                                            Months
                                            Ended
                                           March 31,                    Year Ended December 31,
                                             1994      ______________________________________________________
                                           _________    1993        1992         1991       1990        1989
                                                       ______      ______       ______     ______      ______
Earnings, as defined*:
Income from continuing operations
    before income taxes                      $23.8     $ 82.9      $ 99.8      $120.4      $137.5     $104.6


Add:
  Fixed charges                               12.8       59.5        63.2        67.7        49.2       40.0
  Equity losses of less than 50%
    owned persons                              0.1         -          0.9         0.5         0.7        0.1
  Minority interest                            0.1        0.6         0.1         2.0         4.0         -
                                              ____      _____       _____       _____       _____      _____

    Total earnings                           $36.8     $143.0      $164.0      $190.6      $191.4     $144.7
                                              ____      _____       _____       _____       _____      _____
                                              ____      _____       _____       _____       _____      _____

Fixed charges:
    Interest                                 $ 9.3      $44.3       $52.1       $55.0       $40.1      $30.0
    Interest portion of rental expense         3.5       15.2        11.1        12.7         9.1       10.0
                                              ____       ____        ____        ____        ____       ____

    Total fixed charges                      $12.8      $59.5       $63.2       $67.7       $49.2      $40.0
                                              ____       ____        ____        ____        ____       ____
                                              ____       ____        ____        ____        ____       ____

Ratio of earnings to fixed charges             2.9        2.4         2.6         2.8         3.9        3.6
                                              ____       ____        ____        ____        ____       ____
                                              ____       ____        ____        ____        ____       ____

*  For the purpose of computing these ratios, "earnings" represents the aggregate of (a) income from continuing operations before income taxes, (b) fixed charges, (c) equity losses of less than 50% owned persons and (d)
   minority interest.  Equity losses of less than 50% owned persons are added to income from continuing operations before income taxes since the Company does not guarantee the debt of such persons.  "Fixed Charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.
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